AGREEMENT

This Agreement is made as of the second day of October, 2002 between Ugomedia Interactive Corporation, a Nevada corporation ("Ugo") and Michael W. Stapleton ("Stapleton").

1. Ugo will purchase 1,441,666 issued and outstanding shares of Ugo from Stapleton, constituting all shares of Ugo owned by Stapleton, for the following consideration:

     $65,000.00, payable $15,000 upon execution, with a non interest bearing note secured by the stock sold for $5,000 due in 30 days after closing, and the balance due in 12 months or when Ugo is sold or merged which ever comes first.

At closing, all shares being purchased hereunder and from Deborah Stapleton pursuant to an agreement of even date herewith will be transferred to the account of Stephen and Kathryn Brock at Schwab, Account Number 21407540, to be returned to treasury and cancelled by Ugo.

Stapleton owns this stock free and clear of all liens, claims or encumbrances and has the full right and power to sell this stock back to Ugo as contemplated in this Agreement.

2.  Stapleton agrees to a termination of his Employment
Agreement with Ugo dated
_____ and a release of all liabilities associated therewith or otherwise in connection with his employment by Ugo, subject to all provisions of federal and state law concerning notice and opportunity to rescind, incorporated by reference herein.

3. Stapleton shall retain those Assets of Ugo set forth on Schedule A.

4. Stapleton shall assume responsibility for the liabilities of Ugo set forth on Schedule B.

5. Prior to closing, Stapleton shall elect Aldo Rotondi to the Board of Directors of Ugo to fill the vacancy created by Deborah Stapleton's resignation. Thereafter, Stapleton shall resign as officer and director of Ugo, leaving Rotondi as the sole director and officer of Ugo.

6. Stapleton warrants that all receivables due Ugo are set forth on Schedule C. Stapleton warrants that ___% will be collected within ___ days of closing.

7. Stapleton warrants that all liabilities of Ugo he is not assuming are set forth on Schedule D.

8. Stapleton will become responsible for placing a tenant in the space leased by Ugo in Indianapolis, Indiana within ___ days of closing.

9. This Agreement shall be governed by and construed and accordance with the laws of the State of Nevada, both substantive and remedial. This Agreement shall be enforceable in accordance with its terms and be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, executors and administrators, but this Agreement and the respective rights and obligations of the parties hereunder shall not be assignable by any party hereto without the prior written consent of the other. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof; supersedes all prior negotiations, letters and understandings relating to the subject matter hereof; and cannot be amended, supplemented or modified except by an instrument in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought. In the event of any litigation between the parties to this Agreement relating to, or arising out of, this Agreement, the prevailing party shall be entitled to an award of reasonable attorney's fees and costs, trial and appellate levels. The failure or finding of invalidity of any provision of this Agreement shall in no manner affect the right to enforce the other provisions of same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any subsequent breach of any other provision.

10.  Capitalization

          (1)  As of the date hereof, UgoMedia has
approximately 6,741,332 issued and outstanding shares of common stock.

          (2)  Preferred Stock. As of the date hereof,
UgoMedia has no shares of preferred stock outstanding.
After the close of the Merger Agreement, UgoMedia will continue to have no shares of preferred stock.

         (3) Options and Warrants. As of the date hereof, UgoMedia has outstanding warrants representing 395,000 of its common shares and no outstanding options.

11.  Approval

At such appropriate time as permitted by law, the Parties will immediately take the appropriate and necessary corporate action to authorize the Agreement and take whatever corporate action deemed necessary in order to carry out the transactions anticipated hereby.

12.  Indemnification

 Stapleton will agree to indemnify and hold harmless
UgoMedia with respect to all losses arising out of any breach of any representation, warranty or covenant of Stapleton made pursuant to the Agreement. UgoMedia will agree to indemnify and hold harmless Stapleton with respect to all losses arising out of any breach of any representation, warranty or covenant of UgoMedia made pursuant to the Agreement.

13.  Termination

This Agreement may be terminated only by the mutual written consent of the Parties hereto and may be extended only upon the mutual written consent of the Parties.

14.  Assignability

This Agreement shall not be assignable or transferable by either Party.

15.  Governing Laws

 The validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The parties to this Agreement agree that any litigation arising out of the terms of the proposed Merger set forth herein shall be commenced in courts located in the State of Nevada, Clark County. All parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Clark County with respect to any action arising under this Agreement.

16.  Amendment

This Agreement shall be amended only with the written consent of the Parties.

17.  Counterparts

This Agreement may be executed in multiple counterparts by original or facsimile signature, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

18.  Brokers' or Finders' Fees

Each Party shall indemnify and hold the other Party harmless from any claim for brokerage or finders' fees arising out the transactions contemplated hereby by any person claiming to have been engaged by either Party.

19. Expenses

Except as provided herein, each of Stapleton and UgoMedia, and their shareholders, respectively, shall bear its own expenses in connection with the preparation for the consummation of the transaction contemplated by this Agreement.

20.  Contemporaneous Closing

This Agreement shall close contemporaneously with that certain Agreement between Ugo and Stephen Brock or assigns and Aldo Rotondi dated October 2, 2002 attached hereto as Schedule E with that certain Agreement between Ugo and Deborah Stapleton dated October 2, 2002 attached hereto as Schedule F. If those agreements do not close, no party to this Agreement shall close this Agreement until such closings occur or have any liability to the other party as a result thereof.

The foregoing Agreement is accepted, approved and agreed to by UgoMedia Interactive Corporation this 2d day of October,
2002.


UGOMEDIA INTERACTIVE CORPORATION


By: /s/ Michael Stapleton
   -----------------------


Name: Michael Stapleton, President


Title:

The foregoing Agreement is accepted, approved and agreed to by Stapleton this 2d day of October, 2002.


Michael Stapleton



By: /s/ Michael Stapleton
   ------------------------


Name:   Michael Stapleton